As filed with the U.S. Securities and Exchange Commission on September 6, 2013
Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

INTRALINKS HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	20-8915510
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

150 East 42nd Street, 8th Floor New York, NY 10017 (212) 543-7700
(Address of Principal Executive Offices)

INTRALINKS HOLDINGS, INC. AMENDED AND RESTATED 2010 EMPLOYEE STOCK PURCHASE PLAN
(Full Title of the Plan)

Ronald W. Hovsepian President and Chief Executive Officer Intralinks Holdings, Inc. 150 East 42nd Street, 8th Floor New York, NY 10017
(Name and Address of Agent For Service)
(212) 543-7700
(Telephone Number, Including Area Code, of Agent For Service)
Copies to:

Stephen M. Davis, Esq. Edward A. King, Esq. Goodwin Procter LLP 620 Eighth Avenue New York, NY 10018 Telephone: (212) 813-8800 Facsimile: (212) 355-3333	Scott N. Semel, Esq. Executive Vice President, General Counsel and Secretary Intralinks Holdings, Inc. 150 East 42nd Street, 8th Floor New York, NY 10017 Telephone: (212) 543-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	600,000(2)	$7.92(3)	$4,752,000(3)	$648.17
(1)    Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of common stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.
(2)    Represents 600,000 additional shares of Common Stock authorized to be issued under the Registrant’s Amended and Restated 2010 Employee Stock Purchase Plan (as amended and restated). Shares available for issuance under the Registrant’s 2010 Employee Stock Purchase Plan were initially registered on a registration statement on Form S-8 filed with the Securities and Exchange Commission on September 1, 2010 (Registration No. 333-169138).
(3)    An assumed price of $7.92 per share, which on August 30, 2013 was the average of the high and low prices reported on the New York Stock Exchange for the Registrant’s common stock, is set forth solely for purposes of calculating the filing fee pursuant to Rule 457(c) and (h).

REGISTRATION OF ADDITIONAL SECURITIES
This Registration Statement relates solely to the registration of additional securities of the same class as other securities for which a registration statement on this form relating to an employee benefit plan is effective. Pursuant to General Instruction E of Form S-8, this Registration Statement hereby incorporates by reference the contents of the registration statement on Form S-8 filed by the Registrant on September 1, 2010 (Registration No. 333-169138) with respect to the Registrant’s Amended and Restated 2010 Employee Stock Purchase Plan.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.
See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this Registration Statement on Form S-8, which Exhibit Index is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, this 6th day of September, 2013.
INTRALINKS HOLDINGS, INC.

By:     /s/ Ronald W. Hovsepian
Ronald W. Hovsepian
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES
We, the undersigned officers and directors of the Registrant hereby severally constitute and appoint Ronald W. Hovsepian and Derek Irwin, and each of them singly, our true and lawful attorneys, with full power to them, and to each of them singly, to sign for us and in our names in the capacities indicated below, any and all amendments to this Registration Statement on Form S-8, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in such capacities to enable the Company to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 6th day of September, 2013.

Signature	Title
/s/ Ronald. W. Hovsepian RONALD W. HOVSEPIAN	President, Chief Executive Officer (Principal Executive Officer) and Director
/s/ Derek Irwin DEREK IRWIN	Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Patrick J. Wack, Jr. PATRICK J. WACK, JR.	Chairman of the Board of Directors
/s/ Brian J. Conway BRIAN J. CONWAY	Director
/s/ Peter Gyenes PETER GYENES	Director
/s/ Thomas Hale THOMAS HALE	Director
/s/ Habib Kairouz HABIB KAIROUZ	Director
/s/ Robert C. McBride ROBERT C. MCBRIDE	Director
/s/ J. Chris Scalet J. CHRIS SCALET	Director

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EXHIBIT INDEX

Exhibit No.	Description
4.1
Fourth Amended and Restated Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.2 in the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-165991)).

4.2	Amended and Restated Bylaws of the Registrant (Incorporated by reference to Exhibit 3.3 in the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-165991)).
4.3	Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.1 in the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-165991)).
4.4
Registration Rights Agreement by and among the investors and shareholders listed therein and the Registrant, dated as of June 15, 2007 (Incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-165991)).

4.5
Stockholders Agreement by and among the investors and shareholders listed therein and the Registrant, dated as of June 15, 2007, as amended (Incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-165991)).

5.1*	Opinion of Goodwin Procter LLP.
23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page).
99.1*	Intralinks Holdings, Inc. Amended and Restated 2010 Employee Stock Purchase Plan
______________________
*    Filed herewith.

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